Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 12, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2H8

Principal Amount (in Specified Currency): $135,000,000.
TMCC may increase the
Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: August 12, 2008

Original Issue Date: August 15, 2008

Stated Maturity Date: September 11, 2009

Initial Interest Rate: The Federal Funds Rate with respect to
		       August 14, 2008 plus 0.50%

Interest Payment Period: Quarterly

Interest Payment Dates: September 11, 2008, December 11, 2008,
			March 11, 2009, June 11, 2009 and September 11, 2009

Net Proceeds to Issuer: $134,881,500

Agents' Discount or Commission: See "Additional Terms of the Notes - Plan of
				Distribution"

Agents:	Toyota Financial Services Securities USA Corporation
	Banc of America Securities LLC
	Barclays Capital Inc.

Agents' Capacity:  See "Additional Terms of the Notes - Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.50%
Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: August 16, 2008

Interest Rate Reset Period: Daily

Interest Reset Dates: Each Business Day

Interest Determination Date: One Business Day preceding the related
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Interest

Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated August 12, 2008 between Toyota Motor Credit Corporation ("TMCC") and Banc of America Securities LLC ("Banc of America"), Banc of America, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC, $50,000,000 in principal amount of the Notes offered hereby (the "Banc of America Notes") at 99.99% of such principal amount. Banc of America Securities LLC will receive a discount or commission equal to 0.01% of such principal amount.

Under the terms of and subject to the conditions of an Appointment Agreement dated September 14, 2007 and an Appointment Agreement Confirmation dated August 12, 2008 between TMCC and Barclays Capital Inc. ("Barclays Capital"), Barclays Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays Capital $10,000,000 in principal amount of the Notes offered hereby (the "Barclays Capital Notes") at 99.99% of such principal amount. Barclays Capital will receive a discount or commission equal to 0.01% of such principal amount.

Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (such agreement, the "Distribution Agreement"), each of Banc of America and Barclays Capital, is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken. Under the terms and conditions of the Distribution Agreement, the obligations of Banc of America and Barclays Capital to purchase the Banc of America Notes and the Barclays Capital Notes, respectively, are several and not joint, and in the event of a default by either of Banc of America or Barclays Capital, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced.

Subject to the terms and conditions set forth in the Distribution Agreement, TMCC is offering $75,000,000 in principal amount of the Notes offered hereby (the "TFSS USA Notes") at 100.00% of such principal amount through TFSS USA, acting as agent, and TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes. TFSS USA will receive a discount or commission equal to 0.15% of the principal amount of any TFSS USA Notes sold.